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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CIFC Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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CIFC CORP.

250 Park Avenue, 4th Floor
New York, New York 10177

April 30, 2014

Dear Stockholder:

        On behalf of the Board of Directors of CIFC Corp., you are cordially invited to attend the 2014 Annual Meeting of Stockholders (the "Annual Meeting") to be held on June 5, 2014, at 10:00 a.m. (Eastern Daylight Time) at the offices of CIFC Corp., 250 Park Avenue, 4th Floor, New York, NY 10177.

        The attached proxy statement provides you with detailed information about the Annual Meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about CIFC Corp. from documents we have filed with the Securities and Exchange Commission.

        Enclosed are a Notice of Annual Meeting of Stockholders and proxy statement describing the formal business to be conducted at the Annual Meeting. We are also providing proxy material access to our stockholders via the Internet. Accordingly, you can access the proxy materials and vote at www.astproxyportal.com/ast/16009. Please give the proxy materials your careful attention.

        You are being asked at the Annual Meeting to elect directors, approve an amendment to the CIFC Corp. 2011 Stock Option and Incentive Plan, hold an advisory (non-binding) vote on the compensation of our named executive officers, and conduct any other business properly brought before the meeting.

        Whether or not you plan to attend the Annual Meeting, your vote is important, and we encourage you to vote promptly. You may vote your shares by completing, dating, signing and returning your proxy card, over the Internet or via a toll-free telephone number, as described in the attached proxy statement and proxy card.

        Thank you in advance for your cooperation and continued support.

Sincerely,

Robert B. Machinist Chairman of the Board of Directors

This proxy statement is dated April 30, 2014, and is first being sent or given to stockholders on or about April 30, 2014.

CIFC CORP.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 5, 2014
10:00 a.m., Eastern Daylight Time

To the Stockholders of CIFC Corp.:

        The 2014 Annual Meeting of Stockholders (the "Annual Meeting") will be held on June 5, 2014, at 10:00 a.m. (Eastern Daylight Time) at the offices of CIFC Corp., 250 Park Avenue, 4th Floor, New York, NY 10177. The purpose of the meeting is to:

  1.
  elect ten directors;

  2.
  approve the Second Amendment to the CIFC Corp. 2011 Stock Option and Incentive Plan;

  3.
  hold an advisory (non-binding) vote on the compensation of our named executive officers; and

  4.
  conduct any other business properly brought before the meeting or any adjournments or postponements thereof, if necessary or appropriate to solicit additional proxies in the event there are not sufficient votes at the annual meeting to approve the proposals described above.

        Voting is limited to stockholders of record at the close of business on April 29, 2014. A list of stockholders entitled to vote at the meeting, and any postponements or adjournments of the meeting, will be available for examination between the hours of 9:00 a.m. and 6:00 p.m. at our headquarters at 250 Park Avenue, 4th Floor, New York, New York 10177 during the ten days prior to the meeting and also at the meeting.

        Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote your shares by completing, signing and dating the enclosed proxy card, over the Internet or via the toll-free telephone number, as described in the attached proxy statement and proxy card. Your prompt cooperation is greatly appreciated.

By Order of the Board of Directors,

Robert C. Milton, III General Counsel and Secretary

April 30, 2014

        Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting of Shareholders to be held on June 5, 2014. The Company's Annual Report on Form 10-K for the period ending December 31, 2013 and the 2014 Proxy Statement are available at
www.astproxyportal.com/ast/16009. These documents are also available free of charge by calling the Company at (212) 624-1200 or by contacting the Company's investor relations department by email at investor@cifc.com.

i

CIFC CORP.
250 Park Avenue, 4th Floor
New York, New York 10177

SUMMARY OF THE ANNUAL MEETING

Annual Meeting

        The 2014 Annual Meeting of Stockholders (the "Annual Meeting") of CIFC Corp. (referred to herein as the "Company," "CIFC," "we," "us" or "our" as the context requires) will be held at the offices of CIFC Corp., 250 Park Avenue, 4th Floor, New York, New York 10177, on June 5, 2014, at 10:00 a.m. (Eastern Daylight Time).

Agenda

        The agenda for the meeting is to:

  1.
  elect ten directors;

  2.
  approve the Second Amendment to the CIFC Corp. 2011 Stock Option and Incentive Plan;

  3.
  hold an advisory (non-binding) vote on the compensation of our named executive officers; and

  4.
  conduct any other business properly brought before the meeting or any adjournments or postponements thereof, if necessary or appropriate to solicit additional proxies in the event there are not sufficient votes at the annual meeting to approve the proposals described above.

Record Date

        The date to determine stockholders entitled to notice of and to vote at the meeting is the close of business on April 29, 2014 (the "Record Date").

Notice Regarding Delivery of Stockholder Documents

        The SEC's rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as "householding" and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling (800) 353-0103 or in writing at 51 Mercedes Way, Edgewood, New York 11717.

        In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting American Stock Transfer & Trust Company, LLC by calling (800) 937-5449 or in writing at 6201 15th Avenue, Brooklyn, New York 11219 or sending a written request to CIFC Corp., 250 Park Avenue, 4th Floor, New York, New York 10177, Attention: Investor Relations.

Proxy Solicitation

        CIFC's Board of Directors (the "Board") is soliciting your proxy to vote your shares of common stock at our Annual Meeting. The cost of the solicitation of proxies for the Annual Meeting will be paid by the Company.

 Information about Voting

        You may vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

  •
  By Internet—You can vote over the Internet at www.voteproxy.com by following the instructions on the proxy card;

  •
  By Telephone—You can vote by telephone by calling 1-800-PROXIES (1-800-776-9437) and following the instructions on the proxy card; or

  •
  By Mail—You can vote by completing, dating, signing and returning the proxy card.

        Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Daylight Time) on June 4, 2014.

        Your proxy will be voted in accordance with your instructions, so long as, in the case of a proxy card returned by mail, such card has been executed and dated. If you execute and return your proxy card by mail but provide no specific instructions in the proxy card, your shares will be voted FOR the director nominees named on the proxy card, FOR the approval of, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

        We do not intend to bring any matters before the meeting except those indicated in the Notice of Annual Meeting of Stockholders and described in this proxy statement, and we do not know of any matter which anyone else intends to present for action at the meeting. If any other matters properly come before the meeting, however, the persons named in the enclosed proxy will be authorized to vote or otherwise act in accordance with their judgment.

Revoking Proxies

        You may revoke your proxy at any time before it is voted at the meeting by:

  •
  delivering to our Secretary, a signed, written revocation letter dated later than the date of your proxy;

  •
  submitting a proxy to CIFC by telephone, Internet or mail that is dated later than the date of any proxy that you previously submitted; or

  •
  attending the meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting in order to revoke your proxy).

Outstanding Shares

        On the Record Date, there were approximately 20,989,955 shares of our common stock outstanding. Our common stock is the only class of voting securities outstanding.

Quorum

        A quorum is established when a majority of shares entitled to vote is present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes (as described below under "Required Vote") are counted for purposes of determining whether a quorum is present.

Voting

        Each share of common stock that you hold as of the Record Date entitles you to one vote, without cumulation, on each matter to be voted upon at the meeting.

 Required Vote

        To be elected, director nominees must receive the affirmative vote of a plurality of the votes cast (Proposal No. 1). The individuals who receive the largest number of "for" votes cast are elected as directors, up to the maximum number of directors to be chosen at the meeting. Accordingly, the ten nominees who receive the most "for" votes will be elected as directors.

        For the approval of the Second Amendment to the 2011 Stock Option and Incentive Plan (Proposal No. 2), the approval of an advisory (non-binding) vote on the compensation of our named executive officers (Proposal No. 3) and any other matter that may properly come before the Annual Meeting, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and voting on such matter is required for approval.

        Abstentions on any matter will not be voted but will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote on such other items.

Shares Held Through a Bank, Broker or Other Nominee

        If you hold your shares in "street name" through a bank, broker or other nominee, such bank, broker or nominee will vote those shares in accordance with your instructions. To so instruct your bank, broker or nominee, you should follow the information provided to you by such entity. Without instructions from you, a bank, broker or nominee will be permitted to exercise its own voting discretion with respect to so-called routine matters but may not be permitted to exercise voting discretion with respect to non-routine matters (Proposal No. 1 (election of directors), Proposal No. 2 (approval of the Second Amendment to the CIFC Corp. 2011 Stock Option and Incentive Plan) and Proposal No. 3 (advisory (non-binding) vote on the compensation of our named executive officers)). Thus, if you do not give your bank, broker or nominee specific instructions with respect to Proposal No. 1 and Proposal No. 2, your shares will not be voted on such proposals. These shares are called "broker non-votes." Shares represented by such broker non-votes will be counted in determining whether there is a quorum. Broker non-votes are not considered votes for or against any particular proposal and therefore will have no direct impact on any proposal. We urge you to provide your bank, broker or nominee with appropriate voting instructions so that all your shares may be voted at the meeting.

 ELECTION OF DIRECTORS

(PROPOSAL NO. 1)

        The Board has nominated the individuals listed below to stand for election to the Board for a one-year term ending at the annual meeting of stockholders in 2015 or until their successors, if any, are elected or appointed. To be elected, director nominees must receive the affirmative vote of a plurality of the votes cast. The individuals who receive the largest number of "for" votes cast are elected as directors, up to the maximum number of directors to be chosen at the meeting. Accordingly, the ten nominees who receive the most "for" votes will be elected as directors. Unless contrary instructions are given, the shares represented by your proxy will be voted FOR the election of all director nominees.

        All of the director nominees listed below have consented to being named in this proxy statement and to serve if elected. However, if any nominee becomes unable to serve, proxy holders will have discretion and authority to vote for another nominee proposed by our Board. Alternatively, our Board may reduce the number of directors to be elected at the meeting.

Name	Age	Position
Frederick Arnold	60	Director
Iosif Bakaleynik	62	Director
Ehud Barak	72	Director
Jason Epstein	40	Director
Peter Gleysteen	63	Vice Chairman of the Board
Andrew Intrater	52	Director
Paul F. Lipari	45	Director
Robert B. Machinist	61	Chairman of the Board
Marco Musetti	44	Director
Frank C. Puleo	68	Director

        Biographical information relating to each of the director nominees is set forth under "Directors and Corporate Governance" and incorporated by reference herein. In addition, the Board has made the independence determination with respect to each of our directors as described under "Independence of Directors; Controlled Company Exemption."

THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH DIRECTOR NOMINEE.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR NOMINEE UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

DIRECTORS AND CORPORATE GOVERNANCE

Director Biographical Information and Qualifications

        Set forth below is a description of the business experience of each director, as well as the specific qualifications, skills and experiences considered by the Nominating and Corporate Governance Committee (the "Nominating Committee") and the Board in recommending our slate of director nominees. All director nominees listed below currently serve as our directors and are nominated for reelection to the Board for a term expiring at the annual meeting of stockholders in 2015. See "Election of Directors (Proposal No. 1)."

Frederick Arnold	Biography

Mr. Arnold has been a member of the Board since April 2011. Mr. Arnold has held a series of senior financial positions, most recently, from September 2009 to January 2011, serving as executive vice president, chief financial officer and member of the executive committee of Capmark Financial Group, Inc. Mr. Arnold also runs a private consulting company. Previously, he served as executive vice president of finance for Masonite Corporation from 2006 to 2007. While at Willis Group from 2000 to 2003, Mr. Arnold served as chief financial and administrative officer of Willis North America, as group chief administrative officer of Willis Group Holdings, Ltd. and as executive vice president of strategic development for Willis Group Holdings, Ltd. He also served as a member of the Willis Group executive committee while holding the latter two positions. In October 2009, while Mr. Arnold was an executive officer, Capmark Financial Group, Inc. filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Prior to these roles, Mr. Arnold spent 20 years as an investment banker, primarily at Lehman Brothers and Smith Barney, where he served as managing director and head of European corporate finance. During this time, his practice focused on originating and executing mergers and acquisitions and equity financings across a wide variety of industries and geographies. Mr. Arnold serves as post-emergence Chairman of Lehman Brothers Holdings Inc., as a director of certain subsidiaries thereof, and as an independent director and a member of the audit committee of Corporate Capital Trust, Inc., an externally managed, non-diversified closed-end management investment company regulated as a business development company under the Investment Company Act of 1940. Mr. Arnold received a B.A., summa cum laude, from Amherst College, a J.D. from Yale University and an M.A. from Oxford University
Qualifications

Mr. Arnold brings to the Board extensive business and transaction experience obtained from his investment banking career and from his leadership roles in the services, manufacturing and asset management sectors.

Iosif Bakaleynik	Biography

Mr. Bakaleynik has been a member of the Board since December 2013. Mr. Bakaleynik has served as Advisor to the Chairman of Renova Management AG, an investment company based in Zurich, Switzerland, since 2008. Additionally, he currently serves as the Chairman of the Supervisory Board for Renova US Holdings, Ltd., an affiliate of Columbus Nova. He is also the Chairman of the Board of NefteTransService, a Russian rail freight company, and a member of the board of directors of Integra Group, an oilfield services company. Previously, he served as the chief financial officer of Renova Management AG from 2007 to 2008. He was the Chief Financial Officer and Senior Vice President of SUAL-Holding, an aluminum producer, from 2003 to 2007. In addition, from 1997 to 2003 Mr. Bakaleynik served as the First Vice President and Chief Financial Officer and was a member of the Executive Board at Tyumen Oil Co. (TNK), an oil and gas company. From 1994 to 1997 Mr. Bakaleynik was the General Director (CEO) and Chairman of Vladimir Tractor Co. and continued to serve as its Chairman until 2002. Mr. Bakaleynik received a M.B.A. from Harvard Business School and M.A. and Ph.D. in Economics from Moscow State University.
Qualifications

Mr. Bakaleynik brings to the Board extensive business and transaction experience obtained from leadership roles in direct investment funds and management companies, as well as service on various boards of directors of portfolio companies.

Ehud Barak	Biography

Mr. Barak has been a member of the Board since January 2014. Mr. Barak is an internationally renowned leader and statesman, who most recently served as the Defense Minister of Israel (2007-2013). He announced his retirement from politics in 2013 after almost two decades at the top ranks of the Israeli government, including terms as Israel's 10th Prime Minister, Minister of Foreign Affairs, and Minister of the Interior.

Prior to his political career, Mr. Barak had an illustrious 36-year military career that included various top posts in the Israel Defense Forces (IDF), including the Head of Planning, Head of Military Intelligence, Commander of the Central Command, Deputy Chief of Staff, Commander of Sayaret Matkal (Israel's Elite Commando Unit), and ultimately culminating in his tenure as the Chief of General Staff for the IDF from 1991-1995. Based on his distinguished military career, Mr. Barak is widely recognized as the most decorated soldier in the history of the IDF. In addition to his political and military experience, during a hiatus from public life (2001-2007), Mr. Barak entered the private sector, where he consulted and acted as a strategic adviser for a number of prestigious private equity firms and hedge funds, as well as consulting on security-related issues and earning accolades on the international lecture circuit. Mr. Barak has a M.S. in Engineering-Economic Systems from Stanford University in California and a B.S. in Physics and Mathematics from the Hebrew University of Jerusalem.
Qualifications

Mr. Barak brings to the Board extensive business and transaction experience obtained from leadership roles in the military and in the top ranks of the Israeli government, as well as advising and consulting for a number of private equity firms and hedge funds.

Jason Epstein	Biography

Mr. Epstein has been a member of the Board since June 2010. Mr. Epstein has been a Senior Managing Partner of Columbus Nova ("CN"), the US investment vehicle for the Renova Group a multi-national, Zurich-based industrial holding, since 2002. CN currently manages directly and indirectly (through affiliate managers) a variety of assets whose investments include growth equity, private equity, and fixed income investments. On behalf of CN, Mr. Epstein's primary investment areas of focus are CIFC and CN's technology investment platform, Columbus Nova Technology Partners ("CNTP"), a $500 million technology-focused, dedicated investment fund. On behalf of CNTP, Mr. Epstein is a member of its investment committee and sits on a variety of Boards of Directors, including Rhapsody Music International (Chairman), 300 (a Google backed music platform), and Cyalume (CYLU). Prior to joining CN in 2001, Mr. Epstein founded eLink Communications in 1998, a provider of broadband, networking and application services, and served as its Chief Executive Officer, where he was a two-time finalist for the Ernst & Young Entrepreneur of the Year Award and was named one of the "Forty Under 40 Rising Stars", by The Washington Post's annual Business Forward as well as profiled in Fortune Magazine (September 2002) "Top Forty Under 40". Before founding eLink, he was also an early employee of Catalyst Health Solutions, Inc., a full-service pharmacy management company. Mr. Epstein received a B.A. from Tufts University and currently serves on the University's Board of Overseers of the School of Liberal Arts.
Qualifications

Mr. Epstein brings to the Board over 15 years of experience in general management, including business and transaction experience obtained from leadership roles in the technology and asset management sectors, as well as over 15 years of service on the boards of directors of other public companies.

Peter Gleysteen	Biography

Mr. Gleysteen has been a member of the Board since April 2011. Mr. Gleysteen is the Vice-Chairman of CIFC Corp. He previously was the Company's Chief Executive Officer, serving from 2011 to early 2014. In 2005, Mr. Gleysteen founded Commercial Industrial Finance Corp. ("Legacy CIFC") and was its Chief Executive Officer from 2005 to 2011 when it merged into the Company, at which point Mr. Gleysteen became the Chief Executive Officer of the Company. Mr. Gleysteen previously had a 25 year career at JPMorgan Chase & Co. and its banking and securities subsidiaries (and at its predecessor institutions, Chase Manhattan Corp. and Chemical Banking Corp., which are together referred to herein as "JPM"), where he co-founded and was the executive responsible for the global loan syndications business and the corporate loan portfolio. Mr. Gleysteen was a member of Chase Manhattan's Management and Credit Committees, and co-chair of the Investment Banking Division Balance Sheet Committee. Upon the combination of Chase Manhattan Corp. and JP Morgan & Co., Mr. Gleysteen served as Chief Credit Officer of JPMorgan Chase. Prior to joining what became the syndications group in Chemical Bank's Treasury Division (before its merger with Manufacturers Hanover Corp.), Mr. Gleysteen was a banker in the International Banking Division and then the Corporate Banking Division. Mr. Gleysteen joined Chemical Bank's Management & Credit Training Program in 1975. Mr. Gleysteen received a B.A. in History from Trinity College and an M.B.A. from The University of Chicago. Mr. Gleysteen is a member of the Council on Foreign Relations and a Trustee of Mystic Seaport Museum.
Qualifications

Mr. Gleysteen brings to the Board extensive business and management experience obtained from leadership roles at JPMorgan Chase and CIFC Corp. and in the banking and capital markets and asset management sectors, including running complex credit based businesses through business cycles and capital markets crises, and integrating such complex businesses through acquisitions and mergers.

Andrew Intrater	Biography

Mr. Intrater has been a member of the Board since June 2010. Mr. Intrater is a Managing Director at Columbus Nova Technology Partners, a multi-stage technology investment firm and has over 25 years of general management and transactional experience obtained from leadership roles in the technology and asset management sectors, as well as over 20 years of service on the boards of directors of public companies. Currently he serves on the board of Cyalume Technologies Inc. Mr. Intrater has been the Chief Executive Officer of Columbus Nova, a multi-strategy investment firm, since January 2000. Through the acquisition of a controlling interest in the Company in 2010 and the subsequent merger of the Company with Commercial Industrial Finance Corp., he helped grow Columbus Nova's and the Company's CLO asset management platform from $2 billion of assets under management in 2007 into one of the largest, leading U.S. CLO asset managers with over $12 billion of loan-based assets under management. His international transactional experience includes a $51-million equity/debt investment in 2005 for a controlling stake in MOCC (Moscow Cablecom Corp—today known as AKADO), a Moscow-based broadband multi-system operator. Mr. Intrater is also a former director and current Member of the Executive Board of Renova Management, a global leader in energy, base metals and mining industries. In 1985 he founded ATI, the predecessor of Oryx Technology Corp. He served Oryx as President and Chief Operating Officer until 1999 as it grew into a leading manufacturer of semiconductor test equipment. He led its 1994 IPO and oversaw two strategic acquisitions, including the purchase of Zenith's power converter division. Mr. Intrater received a B.S. in Chemical Engineering from Rutgers University and performed graduate studies in Materials Science at Columbia University.
Qualifications

Mr. Intrater brings to the Board over 25 years of experience in general management, including business and transaction experience obtained from leadership roles in the technology and asset management sectors, as well as over 16 years of service on the boards of directors of other public companies.

Paul F. Lipari	Biography

Mr. Lipari has been a member of the Board since April 2011. Mr. Lipari has been a Senior Managing Partner of Columbus Nova since 2006. Prior to joining Columbus Nova, Mr. Lipari was a partner and founder of Hudson Capital Advisors, LLC, a financial advisory boutique focused on debt and equity private placement, mergers and acquisitions, and sourcing principal opportunities. From 2001 to 2003, Mr. Lipari worked for Trimaran Capital Partners, where he primarily focused on media and telecommunications investments. From 1997 to 2001, Mr. Lipari worked as an Executive Director in the leveraged finance group for CIBC World Markets and worked on a variety of senior bank debt, high yield debt and private/public equity transactions. While in the leveraged finance group at CIBC, Mr. Lipari spent considerable time working on numerous financings for Global Crossing and was a member of the board of directors for Global Crossing prior to 2000. Before joining CIBC, Mr. Lipari worked at Salomon Brothers Inc., where he was an associate in their high yield group and an analyst in their merchant banking group. Mr. Lipari received a B.A. from Yale University and an M.B.A. from The Amos Tuck Business School at Dartmouth College.
Qualifications

Mr. Lipari brings to the Board extensive business experience obtained from advising and investing in many sectors, including, but not limited to, financial services, manufacturing, media and telecommunications, healthcare services, defense and energy.
Robert B. Machinist	Biography

Mr. Machinist has been a member of the Board since December 2004 and Chairman since December 2013. He is currently Chairman of the Board of Advisors of MESA, a leading merchant bank specializing in media and entertainment industry transactions. Mr. Machinist also runs a private family investment company. In addition, he is a member of the Board of Directors of Pyrolyx AG and Maimonides Medical Center, as well as Vice Chairman of Maimonides. He was the Chairman of Atrinsic, a publicly-listed interactive media company, through 2008. From 2001 to 2005 Mr. Machinist was Managing Partner of M Capital Partners, a private investment fund. From 1998 to December 2001, Mr. Machinist was Managing Director and Head of Investment Banking for the Bank of New York and its Capital Markets division. From January 1986 to November 1998, he was President and one of the principal founders of Patricof & Co. Capital Corp. (and its successor companies), a multinational investment banking business, until its acquisition by the Bank of New York. Mr. Machinist received a B.A. from Vassar College.
Qualifications

Mr. Machinist brings to the Board extensive capital markets and investment banking expertise and financial skills obtained through leadership positions with investment and merchant banking firms and service on the board of directors of other public companies.

Marco Musetti	Biography

Mr. Musetti has been a member of the Board since January 2014. Mr. Musetti has been a senior officer at Renova Management AG, Zürich, Switzerland since 2007. Currently he serves as a member of the supervisory board of Renova U.S. Holdings, Ltd., a member of the Board of Directors of Sulzer AG, , the Chairman of the Board of Energetic Source Spa, , and a member of the Board of Schmolz & Bickembach AG, Emmenbrucke, Switzerland. From 1992 to 1998, he was the deputy head of the metals desk at Banques Bruxelles Lambert (Suisse) S.A., and from 1998 to 2000, he worked for Banque Cantonale Vaudoise, Lausanne as the head of the metals and structured finance desk. Between 2000 and 2007, Mr. Musetti acted as the Chief Operating Officer and the deputy Chief Executive Officer for Aluminum Silicon Marketing GmbH. From 2008 to 2013, he was the deputy chairman of Venetos Management AG, a Renova group company. Between 2007 and 2013, he served as the Chairman of the board of directors of Avelar Energy Ltd., a Renova group company. Mr. Musetti has a degree in economics from the University of Lausanne and a Master of Science in Accounting and Finance from the London School of Economics and Political Science.
Qualifications
Mr. Musetti brings to the Board extensive business experience obtained from advising and investing in many sectors, including, but not limited to, financial services, manufacturing and energy.
Frank C. Puleo	Biography

Mr. Puleo has been a member of the Board since April 2011. Mr. Puleo has served as an independent director at Syncora Capital Assurance Corporation since October 2009. Mr. Puleo has been a director of Apollo Investment Corporation since February 2008, a director of SLM Corporation (SLM) since May 2008, and a director of Capital Markets Engineering & Trading (CMET) Holdings, LLC since June 2007. In May 2011, Mr. Puleo became the Chair of the Compensation Committee at SLM Corporation. Previously, he was a Partner at Milbank, Tweed, Hadley & McCoy LLP from 1978 to 2006. Mr. Puleo advised clients on structured finance transactions and on bank and bank holding company regulatory and securities law matters. He served as the Co-Chairman of Global Finance Group at Milbank, Tweed, Hadley & McCoy LLP from 1995 to 2006. Mr. Puleo was a member of the firm's executive committee for 12 years, ending in 2003. Mr. Puleo received a B.S.E. from Princeton University and a J.D. from the New York University School of Law.
Qualifications
Mr. Puleo brings to the Board extensive business experience obtained from leadership roles in the financial and legal sectors.

Board Composition and Criteria for Selection of Directors

        Pursuant to the Third Amended and Restated Stockholders Agreement (the "Stockholders Agreement") by and between the Company and DFR Holdings, LLC ("DFR Holdings"), the Board will nominate, or cause to be nominated, and recommend for election, and DFR Holdings will take all necessary action to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders for the election of directors, the following persons will be elected to the Board:

  •
  six directors designated by DFR Holdings (Messrs. Bakaleynik, Barak, Epstein, Intrater, Lipari, and Musetti);

  •
  the Company's then serving Chief Executive Officer;

  •
  three individuals who qualify as independent directors pursuant to the Stockholders Agreement and applicable NASDAQ Listing Rules recommended by the Nominating Committee (Messrs. Arnold, Machinist and Puleo); and

  •
  one director designated by the Nominating Committee.

        DFR Holdings has currently waived the provision under the Stockholders Agreement that requires the size of the Board of Directors to be set at eleven.

        With respect to the independent directors that the Nominating Committee may recommend, the Nominating Committee has not established specific minimum qualifications, or specific qualities or skills, for directors. The Nominating Committee typically recommends candidates based on its overall assessment of their skills and characteristics and the composition of our Board as a whole, including the nominee's independence under our categorical independence standards and director diversity, skills and experience in the context of our Board's needs. The Nominating Committee's process for identifying and evaluating director nominees is based on various factors, including recommendations from our directors and officers and participants in the industry in which we operate. The Nominating Committee considers, without limitation, a director nominee's independence, skills and other attributes, experience, perspective, background and diversity. In evaluating director nominees, the Nominating Committee defines "diversity" broadly and considers diversity with respect to viewpoints, background, experience, skill, education, national origin, gender, race, age, culture and current affiliations. In connection with the Annual Meeting, the Nominating Committee nominated each independent director for election at the Annual Meeting based upon an evaluation of each director.

Recommendation of Directors by Stockholders

        The charter of the Nominating Committee provides that such committee shall consider director nominations from our stockholders. The nominating stockholder must deliver the nomination to our Secretary at least 90 days and no more than 120 days before the first anniversary of the date of the preceding year's annual stockholders meeting, and the stockholder must provide a detailed statement of the nominee's qualifications and the nominee's written consent. If the date of the annual meeting is more than 30 days before or more than 70 days after the first anniversary of the preceding year's annual meeting, then the nomination must be delivered not earlier than the 120th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern time, on the later of (i) the 90th day prior to such annual meeting or (ii) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made.

 Independence of Directors; Controlled Company Exemption

        As required by the NASDAQ Listing Rules, the Board evaluates the independence of its members at least annually and at other appropriate times when a change in circumstances could potentially impact the independence or effectiveness of one of our directors. The Board has determined that Messrs. Arnold, Machinist and Puleo have no material relationships with us and are "independent" as that term is defined under the general independence standards of NASDAQ. The remaining members of the Board are not "independent" as that term is defined under the general independence standards of NASDAQ. DFR Holdings holds over 50% of the outstanding stock of the Company thereby allowing the Company to elect to become a "controlled company" as defined by Rule 5615(c) of the NASDAQ Listing Rules. As a result, the Company is exempt from substantially all corporate governance and independence requirements other than those related to the Audit Committee of the Board. Pursuant to the Stockholders Agreement, the Company must elect to be a "controlled company" for so long as DFR Holdings holds over 50% of the outstanding stock of the Company. DFR Holdings will take all action necessary for the Company to be treated as a "controlled company" (other than not transferring shares) and make all necessary filings and disclosures associated with such status. As such, the Company is not required to have a majority of independent directors, and Messrs. Arnold, Puleo and Machinist are the Company's only independent directors.

Board's Role in Risk Oversight

        The Board is responsible for consideration and oversight of risks facing the Company, and is responsible for ensuring that material risks are identified and managed appropriately. As set forth in the Audit Committee charter, the Audit Committee is charged with the evaluation of risk assessment and the Company's risk management policies. In fulfilling this role, the Audit Committee receives reports directly from the Company's internal audit function. In addition, the Audit Committee reviews and approves the internal audit plan once a year and receives periodic reports from members of senior management and an internal audit on areas of material risk to the Company, including operational, financial, legal, regulatory and strategic risks.

        Our other Board committees also have responsibility for the oversight of risk management. For example, the Compensation Committee considers the risks associated with our compensation policies and practices. Further, the Nominating Committee oversees risks associated with our governance structure and processes and annually reviews our organizational documents and other policies. The committees primarily keep the Board informed of their risk oversight and related activities through reports of the committee chairmen to the full Board. The Board also considers specific risk topics in connection with strategic planning and other matters.

Corporate Governance

        The Company and its operating subsidiaries have adopted codes of ethics that apply to their officers, directors and employees. The Company's codes include a Code of Ethics, as defined in Item 406 of Regulation S-K, that applies to its principal executive officers, principal financial officer, principal accounting officer or controller and persons performing similar functions. All of the Company's corporate governance documents, including the Code of Ethics and committee charters are available free of charge on the Company's website at www.cifc.com and will be provided free of charge to any stockholder requesting copies by writing to: Attn: Investor Relations, CIFC Corp., 250 Park Avenue, 4th Floor, New York, New York 10177. Any waiver granted by the Company to its principal executive officers, principal financial officer, principal accounting officer or controller under the Code of Ethics, or certain amendments to the Code of Ethics or its other corporate governance documents that are required to be disclosed pursuant to the rules of the SEC or NASDAQ, will be disclosed on the Company's website at www.cifc.com under the section entitled "Our Shareholders—Corporate Governance."

 Other Board Information

Leadership Structure of the Board

        The Board has separated the roles of Co-Presidents and Chairman of the Board; however, the Board has not created the role of a lead independent director. We believe that separation of the roles of our Co-Presidents and Chairman allows our Co-Presidents (our principal executive officers) to focus on the direction of our business strategy, growth and development, while allowing our Chairman to lead the Board in its fundamental role of providing advice to, and oversight of, management. Robert B. Machinist has served as the Chairman of the Board since December 2013 and has been a member of the Board since 2004. The Board believes Mr. Machinist is best suited to serve as Chairman of the Board because of his long tenure on the Board, extensive capital markets and investment banking expertise, financial skills obtained through leadership positions with investment and merchant banking firms, and service on the board of directors of other public companies.

Board Meetings

        The Board and its committees meet throughout the year on a predetermined schedule, and also hold special meetings and act by written consent from time to time. The Board held 11 meetings (including regularly scheduled and special meetings) during the year ended December 31, 2013. Each director attended at least 75% of the total number of board meetings and committee meetings on which they served in the year ended December 31, 2013.

        Although the Company does not maintain a formal policy regarding director and management attendance at stockholder meetings, we encourage our directors and key members of management to attend the Company's annual meetings.

Meetings of Independent Directors

        The NASDAQ Listing Rules contemplate that the independent members of the Board will meet during the year in separate closed meetings referred to as "executive sessions" without any employee director or executive officer present. Executive sessions were held from time to time before or after regularly scheduled Board meetings during the year ended December 31, 2013.

Committees of the Board

        The Board has established three committees—the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee—to carry out certain responsibilities and to assist the Board in meeting its fiduciary obligations. The Audit Committee consists entirely of independent directors. The following table sets forth certain information for each current standing committee of the Board:

Committee Name	Committee Members	Committee Chair	Number of Meetings in 2013	Summary of Committee Functions (see committee charters for full descriptions)
Audit Committee	Frederick Arnold(1) Robert B. Machinist(1) Frank C. Puleo	Robert B. Machinist	5	Assists the Board in overseeing the Company's accounting and financial reporting processes, the integrity and audits of its consolidated financial statements, the Company's compliance with legal and regulatory requirements, the qualifications and independence of its accountants and the performance of those accountants and its internal auditors; reviews the Company's related party transactions; appoints the Company's independent accountants and reviews with the accountants the plans and results of the audit engagement; approves professional services provided by the accountants; reviews the adequacy of its internal accounting controls; establishes procedures for the submission and treatment of concerns and complaints relating to accounting matters, internal controls and questionable accounting or auditing matters.
Compensation Committee(2)	Frederick Arnold Andrew Intrater Paul F. Lipari	Andrew Intrater	4
				Evaluates performance of and determines and approves compensation for the CEO, executive officers, senior management and other employees; produces compensation committee report required by the SEC; makes recommendations to the Board regarding the Company's equity incentive plans and administers and approves grants under such plan; reviews director compensation and makes related recommendations to the Board.
Nominating and Corporate Governance Committee(3)	Jason Epstein Frank C. Puleo	Frank C. Puleo	2
				Recommends to the Board qualified candidates for election as directors and recommends to the Board a slate of nominees for election as independent directors at the annual meeting of stockholders; submits to the Board selection criteria for director nominees; advises the Board on matters involving general operation of the Board and the Company's corporate governance; annually recommends to the Board nominees for each Board committee; facilitates the assessment of the Board's performance and of the individual directors and reports thereon to the Board.

(1)
The Board has determined that each of Frederick Arnold and Robert A. Machinist are financial experts as defined by the regulations of the SEC and that each member of the committee is financially literate.

(2)
Tim R. Palmer served on the Compensation Committee prior to his resignation as director in December 2013 in connection with the Change of Control described herein. Mr. Lipari became a member of the Compensation Committee in March 2014.

(3)
Samuel P. Bartlett served on the Nominating and Corporate Governance Committee prior to his resignation as director in December 2013 in connection with the Change of Control described herein.

Communications to the Board

        Stockholders wishing to communicate with the Board should send any communication to: Secretary, CIFC Corp., 250 Park Avenue, 4th Floor, New York, New York 10177. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Secretary will forward the communication to the full Board, to a committee of the Board or to any individual director or directors, as appropriate. If a communication is unduly hostile, threatening, illegal or similarly inappropriate, the Secretary is authorized to discard the communication or take appropriate legal action regarding the communication.

Security Ownership of Certain Beneficial Owners, Directors and Management

Persons Who Beneficially Own More Than 5% of the Company's Voting Securities

        The following table shows, as of the Record Date, the persons that are known to the Company to be the beneficial owners of more than 5% of the Company's common stock, which is the only class of voting stock the Company has outstanding. Each share of the Company's common stock is entitled to one vote. As of the Record Date, there were approximately 20,989,955 shares of common stock outstanding. The table is based on stockholder filings with the SEC under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
DFR Holdings LLC, Bounty Investments LLC, Santa Maria Overseas Ltd., Mayflower Trust, and TZ Columbus Services Limited, c/o Renova U.S. Management LLC, 601 Lexington Avenue, 58th Floor, New York, New York 10022 (for DFR Holdings LLC and Bounty Investments LLC), 2nd Terrace West, Centreville, Nassau, Bahamas (for Santa Maria Oversees Ltd.), Morgan & Morgan Building, Pasea Estate, Road Town, Tortola, BVI (for Mayflower Trust and TZ Columbus Services Limited)(1)	14,658,586	69.8%
Joseph A. Jolson, 600 Montgomery Street, Suite 1700, San Francisco, CA 94111(2)	1,271,879	6.0%

(1)
Based on a Schedule 13D/A filed on January 2, 2014 by DFR Holdings. Does not include (i) 4,132,231 shares of common stock currently issuable upon conversion of $25 million in aggregate principal amount of Senior Subordinated Convertible Notes due 2017 (the "Convertible Notes") based upon an initial conversion rate of 165.29 shares per $1,000 principal amount of such Convertible Notes that is subject to certain adjustments from time to time for specified events pursuant to the Convertible Notes Agreement, dated as of March 22, 2010, by and between the Company and Bounty Investments LLC and (ii) warrant to purchase 2,000,000 additional shares of common stock at $6.375 per share.

(2)
Based on a Schedule 13G/A filed on January 17, 2014 by Joseph A. Jolson.

Ownership of Common Stock By Directors and Executive Officers

        The following table shows, as of the Record Date, the beneficial ownership of the Company's common stock by its directors, named executive officers and all of its directors and executive officers as a group. None of the shares listed below has been pledged as security except as specifically described in the footnotes to this table and none of the directors or executive officers has the right to acquire beneficial ownership of any additional shares within 60 days after the Record Date. Unless indicated

otherwise in the footnotes, the address of each individual listed in the table is c/o CIFC Corp., 250 Park Avenue, 4th Floor, New York, New York 10177.

Name of Beneficial Owner	Amount and Nature of, Beneficial Ownership	Percent of Class(1)
Frederick Arnold	18,581	*
Iosif Bakayelnik	0	*
Ehud Barak	0	*
Jason Epstein(2)	0	*
Peter Gleysteen	0	*
Andrew Intrater(2)	0	*
Paul F. Lipari(2)	0	*
Robert B. Machinist	47,680	*
Marco Musetti	0	*
Frank C. Puleo	18,581	*
Stephen J. Vaccaro	46,000	*
Oliver Wriedt	193,645	*
All directors and executive officers as a group (14 persons)	324,487	1.5%

*
Less than 1%.

(1)
Based on approximately 20,989,955 shares of common stock outstanding as of the Record Date.

(2)
Pursuant to the Assignment and Contribution Agreement, dated April 13, 2011, Bounty Investments, LLC ("Bounty"), assigned and contributed its shares of common stock and the Convertible Notes of the Company, and all rights and obligations thereto, to DFR Holdings. Bounty owns 99% of the equity interests of DFR Holdings. DFR Management Holdings, LLC ("DFR Management") has 1% of the percentage interest in DFR Holdings. Mr. Intrater is the manager of DFR Holdings and the managing member of DFR Management and owns 30% of the percentage interest in DFR Management. Messrs. Lipari and Epstein each individually owns 30% of the percentage interest in DFR Management. As of the Record Date, DFR Holdings was the direct beneficial owner of (i) 14,658,586 shares of the Company's common stock, (ii) the Convertible Notes, which are currently convertible by DFR Holdings into 4,132,231 shares of common stock subject to certain adjustments and (iii) warrants to purchase 2,000,000 shares of the Company's common stock at $6.375 per share.

Section 16(a) Beneficial Ownership Reporting Compliance

        Based upon our review of reports filed with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Exchange Act during 2013, except that Rahul Agarwal inadvertently failed to timely file a report with respect to one transaction.

Change in Control

        On December 18, 2013, DFR Holdings acquired all of the 9,090,909 shares of the Company's common stock held by CIFC Parent Holdings LLC ("CIFC Parent") for a purchase price of $9.00 per share. DFR Holdings now beneficially owns approximately 73% of the Company's outstanding shares of common stock, assuming conversion of the notes held by DFR Holdings that are convertible into approximately 4.1 million additional shares of common stock. DFR Holdings' source of funds for the consideration paid to CIFC Parent consisted of cash and cash equivalents. In connection with such transaction, the three Directors that CIFC Parent has been entitled to designate to our Board of Directors resigned.

MANAGEMENT

Executive Officers

        The following table sets forth certain information concerning each of our executive officers:

Name	Age	Position
Stephen J. Vaccaro	59	Co-President and Chief Investment Officer
Oliver Wriedt	42	Co-President and Head of Capital Markets & Distribution
Rahul Agarwal	41	Chief Financial Officer
Robert C. Milton, III	42	General Counsel, Secretary and Chief Compliance Officer

Stephen J. Vaccaro	Biography

Mr. Vaccaro has held the position of Chief Investment Officer since April 2011. Prior to joining Commercial Industrial Finance Corp. in 2006 as its Co-Chief Investment Officer, Mr. Vaccaro spent 25 years at JPMorgan Chase where he began his banking career and where he received his credit training. At JPMorgan Chase, Mr. Vaccaro's roles included Managing Director and Co-Head of the firm's Media group. Mr. Vaccaro's experience at JPMorgan Chase also included merchant banking, including mezzanine and equity co-investing, and roles as a Credit Supervising Officer in the bank's Corporate Banking Department, member of the bank's Credit Audit group and Team Leader in the firm's Land Transportation/Global Automotive corporate lending group. Mr. Vaccaro holds a B.A. in Economics from Cornell University.
Oliver Wriedt	Biography

Mr. Wriedt has held the position of Head of Capital Markets & Distribution since March 2012. Prior to joining CIFC, Mr. Wriedt was a Managing Director in Providence Equity Partner's Capital Markets Group based in New York from 2010 through 2012. Prior to joining Providence in 2010, Mr. Wriedt was a Partner at Sciens Capital Management. From 2004 through 2008, Mr. Wriedt was a Partner and Global Co-Head of Marketing and Structured Products at GoldenTree Asset Management. From 1998 through 2004 Mr. Wriedt was at Deutsche Bank in London and New York, where he held several sales management positions, most recently as a Managing Director running the alternative asset solutions effort in North America. Before joining Deutsche Bank in 1998, Mr. Wriedt spent five years at NORD/LB in Hanover, Singapore and New York. Mr. Wriedt received a B.A. in History and Economics from Duke University.

Rahul Agarwal	Biography

Mr. Agarwal has held the position of Chief Financial Officer since December 2012. Prior to joining CIFC, Mr. Agarwal served as Co-Head of Finance for the Private Equity business of The Blackstone Group L.P. ("Blackstone"), where he was responsible for transaction structuring, investor reporting, preparation and analysis of financial statements, tax compliance and reporting, internal controls, SEC reporting and implementing technology solutions to enhance efficiencies and scalability. Before joining Blackstone, Mr. Agarwal held positions at Deloitte & Touche, Citigroup and Ernst & Young. Mr. Agarwal holds a Bachelor's degree in Commerce from the University of Mumbai (India) and Chartered Accountant certificate. Mr. Agarwal is a Certified Public Accountant and a CFA charterholder.
Robert C. Milton, III	Biography

Mr. Milton has held the position of General Counsel, Secretary and Chief Compliance Officer since November 2011. Prior to joining Commercial Industrial Finance Corp. as its General Counsel, Secretary and Chief Compliance Officer in 2008, Mr. Milton was an attorney with Milbank, Tweed, Hadley & McCloy LLP from 1999 to 2008, where he worked in the Corporate Finance Group in both the New York and London offices advising asset managers, banks, underwriters, hedge funds and other financial institutions across a wide range of domestic and cross border transactions. Mr. Milton holds a B.A. in Mathematics from Vassar College and a J.D. and an M.B.A. from Vanderbilt University. He was admitted to the New York Bar in 2000.

 EXECUTIVE COMPENSATION

Summary Compensation Table

        The following Summary Compensation Table discloses the compensation information for the years ended December 31, 2013 and 2012 for our principal executive officer ("PEO") and the two most highly compensated executive officers other than the PEO who were serving as executive officers at the end of the last completed year. Certain updated 2012 compensation and other information is provided in the narrative sections following the Summary Compensation Table.

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	Nonequity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Peter Gleysteen(4).	2013	$600,000	$60,000	$—	$540,000	$198	$1,200,198
Former Chief Executive Officer and President	2012	$600,000	$—	$1,016,954	$690,504	$198	$2,307,656
Stephen J. Vaccaro	2013	$500,000	$60,000	$—	$540,000	$129	$1,100,129
Co-President and Chief Investment Officer	2012	$500,000	$—	$717,375	$593,851	$129	$1,811,355
Oliver Wriedt	2013	$500,000	$60,000	$—	$540,000	$30	$1,100,030
Co-President and Head of Capital Markets & Distribution	2012	$416,667	$140,000	$2,232,500	$—	$23	$2,789,190

(1)
The amounts listed do not represent the actual amounts paid in cash to or value realized by the named executive officers. The valuation of option awards is based on the grant date fair value computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Certification ("ASC") Topic 718. The assumptions used to calculate the value of option awards are set forth in the Notes to the Company's Form 10-K. On March 1, 2012, the Company awarded (i) 750,000 service-based stock options and (ii) 200,000 performance-based stock options (which have been forfeited during 2014) to Mr. Wriedt with an exercise price of $4.83 per share. On March 21, 2012, the Company granted an award of 150,000 stock options to each of Mr. Gleysteen and Mr. Vaccaro with an exercise price of $5.10 per share. In addition, on March 21, 2012, Mr. Gleysteen elected to receive 257,813 stock options from the Company and Mr. Vaccaro elected to receive 137,500 stock options from the Company, in each case with an exercise price of $5.10 and in lieu of a portion of a cash incentive award for the year ended December 31, 2012 under the 2012 CIFC Executive Incentive Compensation Plan. All stock options are exercisable over a period of ten years from the date of the grant, with 1/4 vesting on the first anniversary and 1/16 vesting on each of the next twelve quarterly anniversaries of their grant dates, except for all stock options awarded to Mr. Gleysteen (which vested immediately pursuant to the Second Amendment to 2011 Stock Option and Incentive Plans between the Company and Peter Gleysteen dated December 2, 2013). Mr. Gleysteen's stock options remain exercisable until June 30, 2017, provided Mr. Gleysteen's service continues through December 31, 2016. In 2013, the Company did not grant any stock options to Messrs. Gleysteen, Vaccaro and Wriedt.

(2)
The amounts listed with respect to 2012 represent cash incentive bonus payments under the 2012 CIFC Executive Incentive Compensation Plan, adopted pursuant to the 2011 Stock Option and Incentive Plan, which were based in equal parts on the Company's achievement of an EBITDA target, the Company's achievement of a new advisory fee revenue target and awards at the Board's discretion. Of the amounts presented for 2012, $383,947 and $279,234 are payable to Messrs. Gleysteen and Vaccaro, respectively, in two equal installments in 2014 and 2015 assuming they remain with the Company. The amounts listed with respect to 2013 represent cash incentive bonus payments under the 2013 CIFC Executive Incentive Compensation Plan, adopted pursuant to the 2011 Stock Option and Incentive Plan, which were based in equal parts on the Company's achievement of an EBITDA target, the Company's achievement of a new advisory fee revenue target and awards at the Board's discretion. The amounts listed with respect to 2013 were paid in 2014.

(3)
Other compensation is comprised of Company paid life insurance premiums.

(4)
On February 25, 2014 Stephen Vaccaro and Oliver Wriedt were named Co-Presidents. Concurrent with the appointments, Peter Gleysteen resigned as Chief Executive Officer and President and serves as Vice Chairman of the Company's Board of Directors.

        The option awards presented in the Summary Compensation Table are inclusive of options that were awarded in lieu of a portion of cash bonuses for 2012. The table below separately provides such options (together with cash bonus compensation) so that aggregate bonus compensation is provided distinctly.

Name and Principal Position	Year	Cash/ Nonequity Incentive Plan Compensation	Options Awarded in Lieu of Cash Bonus	Total Bonus Compensation
Peter Gleysteen	2013	$600,000	$—	$600,000
Former Chief Executive Officer and President	2012	$690,504	$641,954	$1,332,458
Stephen J. Vaccaro	2013	$600,000	$—	$600,000
Co-President and Chief Investment Officer	2012	$593,851	$342,375	$936,226
Oliver Wriedt	2013	$600,000	$—	$600,000
Co-President and Head of Capital Markets & Distribution	2012	$140,000	$587,500	$727,500

Outstanding Equity Awards at 2013 Year-End

        The following table provides information regarding the current holdings of equity awards by the Company's named executive officers at December 31, 2013.

Outstanding Equity Awards at December 31, 2013

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
Peter Gleysteen	800,000	—	$7.25	6/30/17	(1)
	150,000	—	5.10	6/30/17	(1)
	257,813	—	5.10	6/30/17	(1)
Stephen J. Vaccaro	156,250	93,750	7.25	6/15/2021	(2)
	60,156	77,344	5.10	3/21/2022	(2)
	65,625	84,375	5.10	3/21/2022	(2)
Oliver Wriedt	87,500	112,500	4.83	3/1/2022	(2)(3)
	328,125	421,875	4.83	3/1/2022	(2)

(1)
Pursuant to the Second Amendment to 2011 Stock Option and Incentive Plans between the Company and Peter Gleysteen dated December 2, 2013, unvested and non-exercisable options were immediately and fully vested and exercisable and remain exercisable until June 30, 2017, provided Mr. Gleysteen's services continues through December 31, 2016.

(2)
The options are exercisable over a period of four years from the date of the grant, with 1/4 vesting on the first anniversary and 1/16 vesting on each of the next twelve quarterly anniversaries.

(3)
During 2014, these performance-based stock options were forfeited.

Employment Agreements with Named Executive Officers

Mr. Gleysteen's Amended and Restated Non-Disclosure, Non-Competition, Non-Hiring, Non-Solicitation and Severance Agreement

        Mr. Gleysteen is party to an Amended and Restated Non-Disclosure, Non-Competition, Non-Hiring, Non-Solicitation and Severance Agreement. This agreement provides that during its term Mr. Gleysteen will continue to be employed by the Company as the Senior Investment Adviser of CIFC

Asset Management LLC and Columbus Nova Credit Investments Management, LLC (reporting to the Board, the Chairman or lead director of the Board or any committee of the Board of which the Chairman and/or the lead director of the Board is a member) and will serve as Vice-Chairman of the Board. The Company will pay Mr. Gleysteen a base salary of $600,000 per annum from the effective date of the agreement until December 31, 2015 and $500,000 per annum from January 1, 2016 until December 31, 2016. The agreement provides that Mr. Gleysteen will be entitled to payment of an annual bonus of $350,000 for each of years 2014, 2015 and 2016, payable on January 2, following the end of the applicable year, provided in each case that Mr. Gleysteen's employment has not been terminated prior to December 31 of the applicable year pursuant to certain reasons specified in the agreement. The agreement also provides that in the event of an involuntary termination (as defined in the agreement) of Mr. Gleysteen's employment prior to December 31, 2016, Mr. Gleysteen will be entitled to (i) continued base salary payments through December 31, 2016, (ii) payment of all annual bonuses payable pursuant to the agreement, and (iii) compensation for all accrued but unpaid vacation, sick and personal days through the date of such termination. Mr. Gleysteen is also subject to (i) a non-competition obligation during his active involvement with the Company and, in the event of the termination of Mr. Gleysteen's employment for any reason on or prior to December 31, 2016, thereafter until the first to occur of (x) the date that is 6 months following the date of termination and (y) December 31, 2016 and (ii) a non-solicitation obligation during his active involvement with the Company and for a period of two years after the termination of his employment for any reason.

Mr. Vaccaro's Non-Disclosure, Non-Competition, Non-Hiring, Non-Solicitation and Severance Agreement

        Mr. Vaccaro is party to a Non-Disclosure, Non-Competition, Non-Hiring, Non-Solicitation and Severance Agreement, as amended. This agreement provides that, upon his termination of employment due to death, disability or by the Company without cause, Mr. Vaccaro will be entitled to (i) 12 months of continued base salary payments, (ii) an amount equal to the average annual bonus paid to Mr. Vaccaro for the three year period preceding such termination, and (iii) compensation for all accrued but unpaid vacation, sick and personal days through the date of such termination. Such payments are further conditioned upon Mr. Vaccaro signing a release upon such termination of his employment and his continued compliance with the terms of the restrictive covenants contained in the agreement. For these purposes, "cause" exists if he (i) is indicted for any felony or charged with a crime, in each case, that involves dishonesty or moral turpitude, (ii) has breached in any material respect the agreement and, in the case of any such breach which is capable of being cured, such breach shall not have been cured within 30 days after receipt of written notice from the Company detailing such breach or (iii) disregards or refuses to perform his duties to the Company and such disregard or refusal to perform continues for a period of 30 days after receipt of written notice from the Company regarding such disregard or refusal to perform (other than due to disability or temporary disability which, in the reasonable judgment of the Board, causes him to be incapable of devoting such time and energy). Mr. Vaccaro is also subject to non-competition and non-solicitation obligations during his employment with the Company and for a period of one year after the termination of his employment for any reason whatsoever.

2013 DIRECTOR COMPENSATION

Summary of 2013 Director Compensation(1)

Name	Fees earned or paid in cash	Stock awards(5)	Total
Frederick Arnold(2)	$100,000	$50,000	$150,000
Robert B. Machinist(3)	$135,000	$50,000	$185,000
Frank C. Puleo(4)	$90,000	$50,000	$140,000

(1)
No director compensation was earned by Messrs. Bakayelnik, Barak, Epstein, Gleysteen, Intrater, Lipari or Musetti in 2013.

(2)
Mr. Arnold earned a cash retainer of $40,000 for 2013. Mr. Arnold also earned other meeting fees of $60,000 during 2013.

(3)
Mr. Machinist earned a cash retainer of $40,000 for 2013. Mr. Machinist, as the chairperson of the Audit Committee, earned an additional cash retainer of $40,000, for a total 2013 cash retainer of $80,000. Mr. Machinist also earned other meeting fees of $55,000 during 2013.

(4)
Mr. Puleo earned a cash retainer of $40,000 for 2013. Mr. Puleo also earned other meeting fees of $50,000 during 2013.

(5)
In the second quarter of 2013, we granted 6,784 shares of common stock each to Messrs. Arnold, Machinist and Puleo, our independent directors, worth a total of $150,000. These grants were based on the $7.37 price of our common stock on the grant date.

Narrative to Director's Compensation Table

        The table above describes the compensation earned by our directors in 2013. Our processes and procedures for considering and determining the amount of compensation we pay our independent directors consist of an annual review of director compensation by the Compensation Committee. Pursuant to its charter, the Compensation Committee recommends to the Board the compensation for the current year, and the Board makes a determination. The charter permits the Compensation Committee to delegate the consideration of director compensation to one or more subcommittees of the Compensation Committee, but the Compensation Committee has not done so to date.

2013 Director Compensation

        In 2013, the Company did not compensate its non-independent and employee directors; provided that the Company does reimburse its non-employee directors for their travel expenses related to attending Board and committee meetings.

        During the second quarter of 2012, each of the independent directors were granted a restricted stock unit award with an initial value of $50,000 under the Company's Stock Incentive Plan, which award is fully vested and will settle over three years. During the second quarter of 2013, each of the independent directors were granted common stock with an initial value of $50,000 under the Company's Stock Incentive Plan. In addition, independent directors received the following cash compensation: (i) $40,000 annual retainer fee, paid quarterly in arrears, (ii) $2,500 fee for each full Board meeting attended in person or by phone, (iii) $5,000 fee for service on one of the standing committees of the Board and (iv) $40,000 fee for the Audit Committee chairperson.

Restricted Stock Units

        Each of the restricted stock units outstanding represents the right to receive one share of our common stock, subject to acceleration upon the occurrence of certain specified events. The number of restricted stock units may be adjusted, as determined by the Board, in connection with any stock dividends, stock splits, subdivisions or consolidations of shares (including reverse stock splits) or similar changes in our capitalization.

        The following table summarizes the restricted stock units activity:

	2013	2012
Restricted stock units outstanding as of January 1	103,360	170,688
Granted(1)	15,000	—
Settled(2)	(99,874)	(67,328)

Restricted stock units outstanding as of December 31	18,486	103,360

(1)
During the year ended December 31, 2013, the Company granted 15,000 restricted stock units to an employee with 1/4 of the award vesting and settling on December 21, 2013. During 2012, the Company did not grant any restricted stock units. The restricted stock units outstanding as of December 31, 2013 are comprised of the 7,236 remaining 2011 grants, which are fully vested and the 11,250 remaining 2013 grant, which are not fully vested.

(2)
Settled represents the gross number of restricted stock units satisfied. During the year ended December 31, 2013, the Company issued 88,888 shares of common stock to settle restricted stock grants from 2009, 7,236 shares of common stock to settled the second 1/3 annual installment of the RSUs granted in 2011 and 3,750 shares of common stock to settle the 1/4 annual installment of the RSUs granted in 2013. During the year ended December 2012, the Company issued 60,095 common stock to settle restricted stock grants from 2009 and 7,233 share of common stock to settle the first 1/3 annual installment of the restricted stock units granted in 2011.

AUDIT COMMITTEE REPORT

        The following Audit Committee report is submitted by the directors who served on the Audit Committee for the fiscal year ended December 31, 2013 and who reviewed and approved the audited financial statements that were included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 that was filed with the SEC on March 28, 2014.

        The Audit Committee assists the Board in monitoring the Company's financial reporting process. Management has primary responsibility for the financial statements and the reporting process, including the system of internal controls. Deloitte & Touche LLP ("Deloitte"), the Company's independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the Company's financial statements with accounting principles generally accepted in the U.S.

        In this context, the Audit Committee hereby reports as follows:

  1.
  The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2013 with management.

  2.
  The Audit Committee has discussed with the Company's independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and the independent registered public accounting firm's independence from the Company and its management.

  3.
  The Audit Committee has reviewed written disclosures and the letter from the Company's independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence.

  4.
  Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 28, 2014.

        The information contained in this Report shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or 14C, other than as set forth in Item 407 of Regulation S-K, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information contained in this Report be treated as soliciting material, nor shall such information be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

Respectfully submitted,

Robert B. Machinist (Chairman)
Frederick Arnold
Frank C. Puleo

 FEES OF INDEPENDENT ACCOUNTANTS

        For the years ended December 31, 2013 and 2012, all of the services performed by Deloitte were approved by the Audit Committee. The following table sets forth the services provided by, and aggregate fees paid to, Deloitte for each of the last two years:

Fee	Year	Amount	Description of Services
Audit Fees	2013	$2,057,421	Audit of our 2013 financial statements and review of our financial statements in our Quarterly Reports on Form 10-Q, including an assessment of the effectiveness of our internal controls over financial reporting. The 2013 fee includes $215,200 not previously reported by us in the 2012 proxy statement, because it was invoiced subsequent to the date of the proxy statement.
	2012	$1,995,099
			Audit of our 2012 financial statements and review of our financial statements in our Quarterly Reports on Form 10-Q, including an assessment of the effectiveness of our internal controls over financial reporting. Previously reported 2012 "audit-related fees" were reclassed to "audit fees."
Tax Fees	2013	250,931	Preparation of our federal and state income tax returns, other compliance reporting and consultation and discussion on tax-related issues.
	2012	138,200	Preparation of our federal and state income tax returns, other compliance reporting and consultation and discussion on tax-related issues.
Total Fees	2013	$2,308,352
	2012	$2,133,299

        Our Audit Committee continues to evaluate the terms of the engagement of Deloitte as the Company's independent registered public accounting firm for the year ending December 31, 2014.

        The Company has been advised that a representative of Deloitte will be present at the Annual Meeting and will be available to respond to appropriate questions and, if such person chooses to do so, make a statement.

Pre-Approval of the Independent Registered Public Accounting Firm's Services

        The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services provided by our independent registered public accounting firm and its affiliates. These policies require the specific pre-approval of any such services that have not received the Audit Committee's general pre-approval or have exceeded the Audit Committee's pre-approved fee levels. These procedures include monitoring the independent registered public accounting firm's services to determine whether they comply with the pre-approval policies and the independent registered public accounting firm's submission of a statement to the Audit Committee that any services it performs that require separate pre-approval comply with the rules of the SEC on auditor independence.

        The Audit Committee pre-approved 100% of the audit-related, tax and other fees described in the table above for 2012 and 2013.

 Other Services Provided by the Independent Registered Public Accounting Firm

        The Company is required to consolidate into its financial statements certain variable interest entities ("VIEs"), which include certain of the collateralized loan obligations ("CLOs"), collateralized debt obligations ("CDOs") and other entities the Company manages in accordance with consolidation guidance in the FASB ASC Topic 810—Consolidation, because they are VIEs with respect to which the Company is deemed to be the primary beneficiary. In addition to the services described in the table above, Deloitte was retained by certain of the issuers of these CLOs and CDOs to provide audit-related and tax services. For the year ended December 31, 2013, these audit-related and tax services for the CLOs and CDOs that the Company is required to consolidate aggregated $674,400 and $586,491, respectively. For the year ended December 31, 2012, these audit-related and tax services for the CLOs and CDOs that the Company is required to consolidate aggregated $752,757 and $684,971, respectively.

 APPROVAL OF THE SECOND AMENDMENT TO THE CIFC CORP.
2011 STOCK OPTION AND INCENTIVE PLAN

(PROPOSAL NO. 2)

        The Board believes that the continued growth and profitability of the Company depends, in part, on the ability of the Company to attract and retain highly qualified employees. In order to achieve this objective, the Board has determined that it is in the best interests of the Company and its stockholders to amend the CIFC Corp. 2011 Stock Option and Incentive Plan, as amended (the "2011 Stock Plan" and such amendment, the "Plan Amendment No. 2" and, collectively, the "Amended 2011 Stock Plan"). The Board believes that stock ownership among officers and management employees provides an incentive for such employees to expand and improve the profits and prosperity of the Company. The Board also believes that stock ownership among non-employee directors will make service on the Board more attractive to present and prospective non-employee directors, as well as provide directors additional incentive to direct the Company effectively. Accordingly, on April 29, 2014, the Board approved the Plan Amendment No. 2, subject to stockholder approval, to increase the aggregate number of shares authorized for issuance under the 2011 Stock Plan by 2,000,000 shares to 6,181,929 shares of common stock. This amendment was designed to enhance the flexibility of the Board in granting stock options and other awards to the Company's officers, employees, non-employee directors and other key persons and to ensure that the Company can continue to grant stock options and other awards to such persons at levels determined to be appropriate by the Board. A copy of the Amended 2011 Stock Plan is attached hereto as Appendix A and is incorporated herein by reference. The following summary of the material features of the Amended 2011 Stock Plan is qualified in its entirety by reference to the complete text of the Amended 2011 Stock Plan.

        Based solely on the closing price of our common stock as reported by the NASDAQ Stock Market LLC on April 28, 2014, the maximum aggregate market value of 2,000,000 shares of common stock proposed to be added to the 2011 Stock Plan pursuant to Plan Amendment No. 2 is $15,420,000.

        The affirmative vote of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting will be required for the approval of the Amended 2011 Stock Plan.

Summary of the CIFC Corp. 2011 Stock Option and Incentive Plan

        Purpose.    The purpose of the 2011 Stock Plan is to attract, retain and motivate the Company's employees, officers, directors and other key persons by providing them with either a proprietary interest in the Company's long-term success or compensation based on their performance.

        Plan Administration.    The 2011 Stock Plan is administered by the Board or a committee performing the functions of the Company's compensation committee (the "Administrator") and may consist of two or more "outside directors" as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and "non-employee directors" as defined under Rule 16b-3 of the Securities Exchange Act of 1934, as amended. The Administrator is empowered to select the individuals and entities that will receive grants of Awards (as defined below) and the terms of such Awards.

        Indemnification.    Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the 2011 Stock Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys' fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company's articles or bylaws or any directors' and officers' liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

        Eligibility.    Full and part-time employees, officers, directors and other key persons and entities providing services to the Company and its subsidiaries are eligible to receive grants under the terms of the 2011 Stock Plan. As of the Record Date, there were approximately 80 full and part-time employees (including four officers) and nine non-employee directors eligible to participate in 2011 Stock Plan.

        Types of Awards.    The 2011 Stock Plan provides for grants of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted or Unrestricted Stock Awards, Restricted Stock Units, Cash-Based Awards, Performance Share Awards and Performance-Based Awards (collectively, the "Awards"). Awards will be evidenced by individual Award Certificates setting forth the terms and conditions of each Award, as determined by the Administrator and subject to the terms of the 2011 Stock Plan.

        Share and Award Limitations.    The maximum number of shares of the Company's common stock ("Stock") reserved and available for issuance under the 2011 Stock Plan will be 6,181,929 shares of Stock, subject to adjustment as described below. In the event that any outstanding Award is forfeited, canceled, held back upon exercise or settlement to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of shares of Stock or otherwise terminated, the shares of Stock allocable to such Award, to the extent of such termination, will again be available for issuance. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 6,181,929 shares of Stock may be granted to any one individual participant during any one calendar year period and no more than 6,181,929 shares of Stock may be issued in the form of Incentive Stock Options. The maximum Performance-Based Award payable to any one participant under the 2011 Stock Plan during a single Performance Cycle is 843,976 shares of Stock (subject to adjustment as described below) or $5,000,000 in the case of a Performance-Based Award paid in cash.

        Share and Award Adjustments.    In the event of any corporate event or transaction involving the Company or a Subsidiary such as a merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, exchange of shares, spin-off, extraordinary cash dividend or other similar change in capital structure or similar corporate event or transaction, the Administrator shall, to prevent dilution or enlargement of participants' rights under the 2011 Stock Plan, in its sole discretion, make an appropriate or proportionate adjustment in (i) the maximum number and kind of shares or other securities reserved for issuance under the 2011 Stock Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual participant and the maximum number of shares that may be granted under a Performance-Based Award, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the 2011 Stock Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (v) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the 2011 Stock Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable.

Awards

        Stock Options.    Stock Options may be granted as either (i) Incentive Stock Options within the meaning of Code Section 422(b) or (ii) Nonqualified Stock Options, which do not qualify as Incentive Stock Options. The exercise price per share of Stock subject to a Stock Option shall be determined by the Administrator and may not be less than the Fair Market Value of the Stock at the time of grant. The exercise period of each Stock Option granted shall be specified in an Award Certificate and will be no greater than 10 years. Incentive Stock Options may be granted only to employees of the Company or its Subsidiaries, but may not be granted to a participant who, at the time of the grant, owns stock possessing more than 10% of the total combined voting power of all outstanding Company Stock except under certain conditions.

        In no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or effect repricing through cancellation and re-grants or cancellation of Stock Options in exchange for cash, without stockholder approval. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to the 2011 Stock Plan's amendment provisions, in writing after the Award is issued, a participant's rights in any Stock Options that have not vested shall automatically terminate upon the participant's termination of employment (or other service relationship) with the Company and its Subsidiaries.

        Stock Appreciation Rights.    Stock Appreciation Rights provide a participant with the right to receive a payment in an amount equal to the excess of the (i) Fair Market Value, or other specified value, of a specified number of shares of Stock on the date the right is exercised, over (ii) the Fair Market Value of such shares of Stock on the date of grant, or other specified value that is at least equal to 100% of the Fair Market Value of the shares of Stock on the date of grant. Stock Appreciation Rights must expire no later than 10 years from the date of their grant or such shorter periods as may be specified in an Award Certificate.

        In no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Appreciation Rights or effect repricing through cancellation and re-grants or cancellation of Stock Appreciation Rights in exchange for cash, without stockholder approval. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to the 2011 Stock Plan's amendment provisions, in writing after the Award is issued, a participant's rights in any Stock Appreciation Rights that have not vested shall automatically terminate upon the participant's termination of employment (or other service relationship) with the Company and its Subsidiaries.

        Stock Awards—Restricted or Unrestricted.    The Company may grant awards consisting of shares of Stock, which may or may not contain transferability restrictions and vesting restrictions relating to the participant's continued service with the Company and/or the achievement of pre-established performance goals. Such restrictions, if any, will be described in the Award Certificate.

        Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to the 2011 Stock Plan's amendment provisions, in writing after the Award is issued, if a participant's employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Stock that has not vested at the time of termination shall automatically be forfeited and deemed to have been reacquired by the Company at its original purchase price (if any) from such participant or such participant's legal representative simultaneously with such termination of employment (or other service relationship).

        Restricted Stock Units.    The Company may grant Restricted Stock Unit awards, which consist of the right to receive cash, common stock or a combination thereof at a date on or after meeting the vesting restrictions, which may include the participant's continued service with the Company and/or the achievement of pre-established performance goals. Such restrictions will be described in the Award Certificate.

        Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to the 2011 Stock Plan's amendment provisions, in writing after the Award is issued, a participant's right in all Restricted Stock Units that have not vested shall automatically terminate upon the participant's termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

        Cash-Based Awards.    The Administrator may grant Cash-Based Awards that conform to the terms of the 2011 Stock Plan, including, without limitation, annual incentive awards. Cash-Based Awards may contain vesting restrictions, which may include the participant's continued service with the Company and/or the achievement of pre-established performance goals. Such restrictions, if any, will be described in the Award Certificate.

        Performance Share Awards.    The Administrator may grant Performance Share Awards independently or in connection with other Awards. The Administrator will establish performance objectives in an Award Certificate or in a separate performance plan and the participant will receive a certain number of shares of Stock based on the attainment of the performance objectives at the end of the performance period.

        Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to the 2011 Stock Plan's amendment provisions, in writing after the Award is issued, a participant's rights in all Performance Share Awards shall automatically terminate upon the participant's termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

        Performance-Based Awards.    Awards may be granted under the 2011 Stock Plan such that they qualify for the performance-based compensation exemption of Code Section 162(m). The granting, vesting or payment of such Performance-Based Awards will only be based on one or more of the following factors to be used by the Administrator for creating performance-based goals applicable to a given period (based upon Company-wide performance or the performance of a unit, division, group, or Subsidiary of the Company): (i) earnings before interest, taxes, depreciation and amortization, (ii) net income (loss) (either before or after interest, taxes, depreciation and/or amortization), (iii) changes in the market price of the Stock, (iv) economic value-added, (v) funds from operations or similar measure, (vi) sales or revenue, (vii) acquisitions or strategic transactions, (viii) operating income (loss), (ix) cash flow (including, but not limited to, operating cash flow and free cash flow), (x) return on capital, assets, equity, investment or assets under management, (xi) stockholder returns, (xii) return on sales, (xiii) gross or net profit levels, (xiv) productivity, (xv) expense, (xvi) margins, (xvii) operating efficiency, (xviii) customer satisfaction, (xix) working capital, (xx) earnings (loss) per share of Stock, (xxi) sales, (xxii) market share, (xxiii) number of customers, (xxiv) REIT taxable income, (xxv) cash dividends per share, (xxvi) book value, (xxvii) ratio of pre-tax net income to gross income, (xxviii) assets under investment management, (xxix) investment management fees, and (xxx) new originations of assets, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. Performance goals are selected by the Administrator in its discretion and must be established in writing no later than the earlier of (i) the 90th day in the Performance Cycle, or (ii) the expiration of 25% of the Performance Cycle.

        The Administrator must certify in writing that such performance goals are met before any Performance-Based Award amounts are distributed under the 2011 Stock Plan. The Administrator retains the discretion to revise any Performance-Based Awards earned by an individual downwards, without limitation. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to the 2011 Stock Plan's amendment provisions, in writing after the Award is issued, a participant's rights in all Performance-Based Awards shall automatically terminate upon the participant's termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

        Deferrals.    The 2011 Stock Plan does not currently provide for the general deferral of all Awards payable under the 2011 Stock Plan. However, the Administrator may, in its sole discretion, permit a participant to elect to receive a portion of future cash compensation otherwise due to such participant in the form of Restricted Stock Units. Any such election must be made in writing and delivered to the Company no later than the date specified by the Administrator and in accordance with Code Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the participant elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the participant if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation will be fully vested, unless otherwise provided in the Award Certificate.

Change in Control

        Unless otherwise specified in an Award Certificate, the Administrator may determine that, upon the occurrence of a Sale Event of the Company, all or a portion of each outstanding Award shall become exercisable, payable in full, or terminate within a specified number of days after notice to the participant. The Administrator may also substitute Awards with substantially the same terms, cancel outstanding Awards for fair value or cancel the unvested portions of outstanding Awards for no consideration.

Amendment and Termination of the 2011 Stock Plan

        The Board may, at any time, amend or discontinue the 2011 Stock Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the participant's consent. Except as provided in Section 3(b), 3(c) or 16 of the 2011 Stock Plan, without prior stockholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants or cancellation of Stock Options or Stock Appreciation Rights in exchange for cash. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the 2011 Stock Plan are qualified under Code Section 422, or to ensure that compensation earned under Awards qualifies as performance-based compensation under Code Section 162(m), 2011 Stock Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders.

Certain Federal Income Tax Considerations

        The following is a general description of the United States federal income tax consequences to participants and the Company relating to Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Unrestricted Stock Awards, Restricted Stock Units, Cash-Based Awards and Performance Share Awards. The 2011 Stock Plan is not qualified under Code Section 401(a). This discussion only applies to U.S. citizens and/or residents and does not purport to cover all tax consequences relating to awards granted under the 2011 Stock Plan. This description is intended for use by our stockholders in determining how to vote at our Annual Meeting and not as tax advice to persons who receive Awards under the 2011 Stock Plan.

        Incentive Stock Options.    A participant generally will not recognize income, and the Company will not be entitled to a deduction from income, at the time of grant of an Incentive Stock Option. If the option is exercised during employment, or within three months thereafter (or one year in the case of a permanently and totally disabled employee), the participant generally will not recognize any income and the Company will not be entitled to a deduction. However, the excess of the Fair Market Value of the

Stock on the date of exercise over the option price generally is included in computing the participant's alternative minimum taxable income.

        Generally, if the participant disposes of the shares of Stock acquired by exercise of an Incentive Stock Option within either two years after the date of grant or one year after the date of exercise, the participant will recognize ordinary income, and the Company will be entitled to a deduction equal to the excess of the Fair Market Value of the Stock on the date of exercise over the option price (limited generally to the gain on the sale). The balance of any gain or loss will be treated as a capital gain or loss to the participant. If the shares of Stock are disposed of after the two year and one year periods described above expire, the Company will not be entitled to any deduction, and the entire gain or loss for the participant will be treated as a long-term capital gain or loss.

        Nonqualified Stock Options.    A participant generally will not recognize income, and the Company will not be entitled to a deduction from income, at the time of grant of a Nonqualified Stock Option. When the option is exercised, the participant will recognize ordinary income equal to the difference, if any, between the aggregate exercise prices paid and the Fair Market Value, as of the date the option is exercised, of the shares of Stock received. The participant's tax basis in the shares of Stock acquired upon exercise will equal the exercise price paid plus the amount recognized by the participant as ordinary income. The Company generally will be entitled to a federal income tax deduction in the tax year in which the option is exercised, equal to the ordinary income recognized by the participant as described above. If the participant holds the shares of Stock acquired through exercise of a Nonqualified Stock Option for more than one year after the exercise of the option, the gain or loss realized upon the sale of those shares generally will be a long-term capital gain or loss. The participant's holding period for shares of Stock acquired upon the exercise of an option will begin on the date of exercise.

        Stock Appreciation Rights.    A participant generally will not recognize income, and the Company will not be entitled to a deduction from income, at the time of grant of a Stock Appreciation Right. When the Stock Appreciation Right is exercised, the participant will recognize ordinary income equal to the difference between the aggregate grant price and the Fair Market Value, as of the date the Stock Appreciation Right is exercised, of the Stock. The participant's tax basis in the shares of Stock acquired upon exercise of a stock-settled Stock Appreciation Right will equal the amount recognized by the participant as ordinary income. The Company generally will be entitled to a federal income tax deduction in the year in which the Stock Appreciation Right is exercised, equal to the ordinary income recognized by the participant as described above. If the participant holds the shares of Stock acquired through exercise of a stock-settled Stock Appreciation Right for more than one year after the exercise of the Stock Appreciation Right, the gain or loss realized upon the sale of those shares will be a long-term capital gain or loss. The participant's holding period for the shares of Stock acquired upon the exercise of a stock-settled Stock Appreciation Right will begin on the date of exercise.

        Restricted Stock Awards.    Restricted Stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the Fair Market Value of the shares of Stock over the purchase price (if any) only at the time the restrictions lapse (unless the participant elects to accelerate recognition as of the date of grant through an election under Code Section 83(b)). The Company generally will have (at the time the participant recognizes income) a corresponding deduction.

        Unrestricted Stock Awards.    Unrestricted Stock Awards generally are subject to tax at the time of payment and the Company generally will have a corresponding deduction when the participant recognizes income.

        Restricted Stock Units.    Restricted Stock Units generally are subject to tax at the time of payment and the Company generally will have a corresponding deduction when the participant recognizes income.

        Cash-Based Awards.    Cash-Based Awards generally are subject to tax at the time of payment and the Company generally will have a corresponding deduction when the participant recognizes income.

        Performance Share Awards.    Performance Share Awards generally are subject to tax at the time of payment and the Company generally will have a corresponding deduction when the participant recognizes income.

        Compliance with Code Section 409A.    The American Jobs Creation Act of 2004, enacted on October 22, 2004, revised the federal income tax law applicable to certain types of awards that may be granted under the 2011 Stock Plan. To the extent applicable, it is intended that the 2011 Stock Plan and any grants made under the 2011 Stock Plan either be exempt from, or, in the alternative, comply with the provisions of Code Section 409A, including the exceptions for stock rights and short-term deferrals. The Company intends to administer the 2011 Stock Plan and any grants made thereunder in a manner consistent with the requirements of Code Section 409A.

        Notwithstanding the foregoing, in the event any Award is subject to such additional taxes, interest or penalties pursuant to Code Section 409A, the Administrator may, in its sole discretion and without a participant's prior consent, amend the 2011 Stock Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (a) exempt the 2011 Stock Plan and/or any Award from the application of Code Section 409A, (b) preserve the intended tax treatment of any such Award, or (c) comply with the requirements of Code Section 409A, including without limitation any such regulations, guidance, compliance programs, and other interpretative authority that may be issued after the date of the grant.

        Code Section 162(m).    Stockholder approval of the Plan Amendment No. 2 is sought so that the compensation payable under the 2011 Stock Plan that is intended to qualify as performance-based compensation under Code Section 162(m) will be treated as such. If the 2011 Stock Plan, as amended by Plan Amendment No. 2 and the performance goals thereunder are approved by the stockholders and the 2011 Stock Plan is administered in accordance with the performance-based compensation exception under Code Section 162(m), payment of the full amounts calculated under the 2011 Stock Plan should be deductible by the Company for federal income tax purposes. Each provision of the 2011 Stock Plan and each Award Certificate relating to Performance-Based Awards shall be construed so that each such Award shall be "qualified performance-based compensation" within the meaning of Code Section 162(m) and related regulations, and any provisions that cannot be so construed as such shall be disregarded.

 Equity Compensation Plan Information

        The following table provides information as of December 31, 2013 regarding the shares of common stock that may be issued under the Company's equity compensation plan consisting of the 2011 Option Plan (but excluding the additional shares of common stock subject to this proposal).

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders—stock options	3,879,813	$6.33	222,789
Equity compensation plans approved by security holders—restricted stock units	11,250	n/a	n/a

Total	3,891,063		222,789

Amended 2011 Stock Plan

        The Plan is hereby amended by deleting the number 4,181,929 in the three instances it appears and substituting therefor the number 6,181,929. The Plan Amendment shall be effective upon approval of the stockholders of the Company at the 2014 Annual Meeting of Stockholders. If the Plan Amendment is not so approved at such meeting, then the amendment to the Plan set forth herein shall be void ab initio.

THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE SECOND AMENDMENT
TO THE CIFC CORP. 2011 STOCK OPTION AND INCENTIVE PLAN.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE PROPOSAL UNLESS
STOCKHOLDERS SPECIFY A CONTRARY VOTE.

ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

(PROPOSAL NO. 3)

        In accordance with Section 14A of the Exchange Act, stockholders are being given the opportunity to vote on an advisory (non-binding) resolution at the Annual Meeting to approve the compensation of our "named executive officers," as described in this proxy statement under "Executive Compensation." Stockholders are urged to read this section of this proxy statement, which discusses our compensation of our named executive officers. This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of our named executive officers and our compensation practices.

        The purpose of our compensation practices is to attract and retain experienced, highly qualified executives critical to the Company's long-term success and enhancement of stockholder value. The Board of Directors believes the Company's compensation practices achieve this objective, and therefore recommend stockholders vote "FOR" the proposal. Specifically, stockholders are being asked to approve the following:

        "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in this proxy statement pursuant to Item 402 of SEC Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED."

        This advisory vote, commonly referred to as a "say on pay" advisory vote, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with our stockholders and encourage all stockholders to vote their shares on this matter. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The Company's policies and procedures for the review, approval and ratification of the Company's transactions with related persons consist of various conflict of interest provisions in its Code of Ethics, including that its directors report to the Board any conflict of interest they may have with respect to any matter being considered by the Board and that the Company's related persons involved in the Company's portfolio management obtain the prior approval of the Company's Chief Compliance Officer for their personal purchases of securities in private offerings.

        Since January 1, 2013, the Company has entered into certain transactions, summarized below, that exceeded $120,000 in amount and in which the Company's related persons—in general, the Company's directors, executive officers and their immediate family members—had or would have a direct or indirect material interest.

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  In connection with the sale of all of the shares of common stock held by CIFC Parent to DFR Holdings effective as of December 18, 2013, the Company and DFR Holdings entered into a Third Amended and Restated Stockholders Agreement (the "Stockholders Agreement"). Pursuant to the Stockholders Agreement, the Company agreed to nominate to the board of directors of the Company (the "Board") at each annual or special meeting of stockholders at which an election of directors is held: (i) six directors designated by DFR Holdings; (ii) three directors nominated by the nominating committee of the Board and who must be independent directors under the Company's corporate governance guidelines and applicable NASDAQ rules and must also be independent from DFR Holdings under applicable state law; (iii) one director being the Company's then-serving chief executive officer; and (iv) one director nominated by the nominating committee of the Board. If DFR Holdings owns less than 50% but at least 40% of the outstanding capital stock of the Company (assuming the full conversion of all outstanding Senior Subordinated Notes of the Company due December 9, 2017 (the "Convertible Notes") into common stock), the number of directors that DFR Holdings is entitled to designate will be reduced to five. If DFR Holdings owns less than 40% but at least 30% of the outstanding capital stock of the Company (assuming the full conversion of all outstanding Convertible Notes into common stock), the number of directors that DFR Holdings is entitled to designate will be reduced to four. If DFR Holdings owns less than 30% but at least 10% of the outstanding capital stock of the Company (assuming the full conversion of all outstanding Convertible Notes into common stock), the number of directors that DFR Holdings is entitled to designate will be reduced to two. If DFR Holdings owns less than 10% but at least 5% of the outstanding capital stock of the Company (assuming the full conversion of all outstanding Convertible Notes into common stock), the number of directors that DFR Holdings is entitled to designate will be reduced to one. DFR Holdings also has the right to designate (i) two directors to the Nominating Committee of the Board so long as it owns at least 40% of the outstanding Common Stock (assuming the full conversion of all outstanding Convertible Notes into common stock) and (ii) one director to the Nominating Committee of the Board so long as it has the right to designate at least two directors to the Board.

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  DFR Holdings is considered a related party as a result of its ownership of 14,658,586 shares of the Company's common stock, a portion of which was issued as part of the consideration for the Company's June 9, 2010 acquisition of Columbus Nova Credit Investments Management, LLC (the "CNCIM Acquisition"). As such, the accrual and payment of interest on the $25.0 million in aggregate principal amount of Convertible Notes purchased by DFR Holdings and the deferred purchase payments in respect of the CNCIM Acquisition are considered related party transactions. During the years ended December 31, 2013 and December 31, 2012, DFR Holdings received $3.5 million and $3.4 million, respectively, in interest from the Company on the $25.0 million in aggregate principal amount of Convertible Notes purchased by DFR Holdings and during the years ended December 31, 2013 and 2012, DFR Holdings received $1.5 million and $1.5 million, respectively, in deferred purchase payments from the Company in respect of the CNCIM Acquisition. The Company also has a management agreement in place with DFR Holdings to provide certain administrative and support services to DFR Holdings. The Company recorded $17,000 of receivables on the consolidated balance sheets as of December 31, 2012, and $(17,000) and $68,000 of investment advisory fees in the consolidated statements of operations for the years ended December 31, 2013 and 2012, respectively, related to this management agreement.

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  Until December 18, 2013 CIFC Parent was considered a related party as a result its ownership of 9,090,909 shares of the Company's common stock, issued as part of the consideration for the Merger with Commercial Industrial Finance Corp. on April 13, 2011 (the "Merger"). As such, the accrual and payment of the deferred purchase payments (including those classified as contingent liabilities) are considered related party transactions. During the year ended December 31, 2013 and 2012, CIFC Parent Holdings received $2.5 million and $2.5 million, respectively, in deferred purchase payments from the Company in respect of the Merger. As of December 31, 2013 and 2012, the estimated fair value of the contingent liabilities payable to CIFC Parent by the Company in respect of the Merger equaled $15.3 million and $29.2 million, respectively. In addition, during 2013, the Company purchased CIFC Parent Holding's CLO residual interests in five CLOS managed by the Company for $13.2 million. As of December 31, 2012, CIFC Parent either directly or indirectly held investments in nine CLOs the Company manages, seven of which are consolidated CLOs. The Company also has a management agreement in place with CIFC Parent to provide certain administrative and support services to CIFC Parent. The Company recorded $167,000 and $19,000 of receivables on the consolidated balance sheets as of December 31, 2013 and 2012, respectively, and $148,000 and $199,000 of investment advisory fees in the consolidated statements of operations for the years ended December 31, 2013 and 2012, respectively, related to this management agreement.

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  During the year ended December 31, 2013, Andrew Intrater, one of our board members, purchased $1.0 million of income notes in one of the Company's sponsored CLOs, CIFC Funding 2013-II, Ltd., through an entity in which he is a 50% equity holder.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

        Stockholders who intend to present proposals at the Company's annual meeting of stockholders in 2015 pursuant to Rule 14a-8 under the Exchange Act must send notice of their proposal to us so that we receive it no later than December 31, 2014. Stockholders who intend to present proposals at the annual meeting of stockholders in 2015 other than pursuant to Rule 14a-8 must comply with the notice provisions in our Bylaws. The notice provisions in our Bylaws require that, for a proposal to be properly brought before the annual meeting of stockholders in 2014, proper notice of the proposal be received by us not less than 90 days or more than 120 days prior to the first anniversary of the date of the Annual Meeting. Stockholder proposals should be addressed to CIFC Corp., 250 Park Avenue, 4th Floor, New York, New York 10177, Attention: Secretary.

 OTHER MATTERS

        We know of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the meeting, persons named in the proxy intend to vote the shares they represent in accordance with their own judgments.

        Upon written request by any stockholder entitled to vote at the Annual Meeting, we will promptly furnish, without charge, a copy of the Annual Report on Form 10-K for the year ended December 31, 2013 which we filed with the SEC, including financial statements and schedules. If the person requesting the report was not a stockholder of record on April 29, 2014, the request must contain a good faith representation that he or she was a beneficial owner of our common stock at the close of business on that date. Requests should be addressed to CIFC Corp., 250 Park Avenue, 4th Floor, New York, New York 10177, Attention: Secretary.

By Order of the Board of Directors,

Robert C. Milton, III General Counsel and Secretary

ANNUAL MEETING OF STOCKHOLDERS OF CIFC CORP. To be held on June 5, 2014 at 10:00 a.m. EDT at the offices of CIFC Corp. 250 Park Avenue, 4th Floor, New York, New York 10177 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Annual Meeting of Stockholders, Proxy Statement and Proxy Card are available at http://www.astproxyportal.com/ast/16009/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. To elect ten directors to serve on the board of directors of CIFC Corp. until the next annual meeting of stockholders and until their successors have been duly elected or appointed and qualified. O Frederick Arnold O Iosif Bakaleynik O Ehud Barak O Jason Epstein O Peter Gleysteen O Andrew Intrater O Paul F. Lipari O Robert B. Machinist O Marco Musetti O Frank C. Puleo 2. To approve the Second Amendment to the CIFC Corp. 2011 Stock Option and Incentive Plan. 3. To approve, by an advisory (non-binding) vote, the compensation of our named executive officers. 4. To approve any adjournment or postponement of the Annual Meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the Annual Meeting to approve Proposal Nos. 1, 2 or 3. These items of business are more fully described in the proxy statement. The record date for the Annual Meeting is April 29, 2014. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF PROPOSALS 1, 2,3 AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. --------------- ---------------- 21033300000000000000 1 060514 FOR AGAINST ABSTAIN GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

0 --------------- . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 CIFC CORP. This Proxy is Solicited on Behalf of the Board of Directors The undersigned stockholder(s) of CIFC Corp., a Delaware corporation (the "Company"), hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the Company's Annual Meeting of Stockholders to be held on June 5, 2014 at 10:00 a.m. EDT (the "Meeting"). The undersigned stockholder(s) of the Company hereby appoint(s) Robert C. Milton III and Jeanette Miller or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Meeting to be held at the offices of CIFC Corp, 250 Park Avenue, 4th Floor, New York, New York 10177, or at any adjournment(s) or postponement(s) thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this proxy card. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted "FOR" all director nominees, and "FOR" Proposal Nos. 2, 3 and 4. (continued and to be signed on reverse side) Directions to the Company's Annual Meeting of Stockholders are posted on the "Our Shareholders" section of the Company's internet web site, http://www.cifc.com, and may also be obtained by contacting the Company's Legal Department, in writing, at CIFC Corp., 250 Park Avenue, 4th Floor, New York, New York 10177, or by phone, at (212) 624-1200.

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. To elect ten directors to serve on the board of directors of CIFC Corp. until the next annual meeting of stockholders and until their successors have been duly elected or appointed and qualified. O Frederick Arnold O Iosif Bakaleynik O Ehud Barak O Jason Epstein O Peter Gleysteen O Andrew Intrater O Paul F. Lipari O Robert B. Machinist O Marco Musetti O Frank C. Puleo 2. To approve the Second Amendment to the CIFC Corp. 2011 Stock Option and Incentive Plan. 3. To approve, by an advisory (non-binding) vote, the compensation of our named executive officers. 4. To approve any adjournment or postponement of the Annual Meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the Annual Meeting to approve Proposal Nos. 1, 2 or 3. These items of business are more fully described in the proxy statement. The record date for the Annual Meeting is April 29, 2014. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 NOMINEES: ANNUAL MEETING OF STOCKHOLDERS OF CIFC CORP. To be held on June 5, 2014 at 10:00 a.m. EDT at the offices of CIFC Corp. 250 Park Avenue, 4th Floor, New York, New York 10177 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EDT on June 4, 2014. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF PROPOSALS 1, 2,3 AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x --------------- ---------------- 21033300000000000000 1 060514 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Annual Meeting of Stockholders, Proxy Statement and Proxy Card are available at http://www.astproxyportal.com/ast/16009/ FOR AGAINST ABSTAIN